                                                                     Exhibit 21

                                 Subsidiaries
                                 ------------


Subsidiary and Name                             Jurisdiction In
Under Which It Does Business                    Which Organized
----------------------------                    ---------------

Whirlpool Europe B.V.                           The Netherlands

Whirlpool Properties, Inc.                      Michigan

Whirlpool Financial Corporation                 Delaware

Brasmotor S.A.                                  Brazil

Multibras S.A. Eletrodomesticos                 Brazil

The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 1999.